As filed with the Securities and Exchange Commission on October 13, 2021
Registration No. 333-257647

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Northern Genesis Acquisition Corp. II
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	85-3343695 (I.R.S. Employer Identification Number)
4801 Main Street, Suite 1000
Kansas City, Missouri 64112
(816) 514-0324
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James G. Goettsch, Legal Counsel
Northern Genesis Acquisition Corp. II
4801 Main Street, Suite 1000
Kansas City, Missouri 64112
(816) 983-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
James G. Goettsch, Esq. Rebecca Taylor, Esq. Husch Blackwell LLP 4801 Main Street, Suite 1000 Kansas City, Missouri 64112 (816) 983-8000	Justin G. Hamill, Esq. Rachel W. Sheridan, Esq. Shagufa R. Hossain, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share security	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock(1)(2)	405,582,134	9.93(3)	4,027,430,590.62(3)	439,392.68
Class B Common Stock(1)(4)	87,319,620	9.93(5)	867,083,826.60(5)	94,598.85
Class A Common Stock(1)(6)	87,319,620	—	—	—
Total				533,991.53(7)

(1)
Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The number of shares of Class A Common Stock of Embark Technology being registered represents the sum of (a) 320,837,380 shares of Embark Technology Class A Common Stock to be issued in connection with the Merger described herein, and (b) the product of (i) 27,998,834 shares of Embark common stock (A) reserved for issuance upon the exercise of options to purchase Embark common stock outstanding, which will convert into options to purchase shares of Embark Technology Class A Common Stock in accordance with the terms of the Merger Agreement described herein, (B) reserved for issuance upon the settlement of Embark restricted stock units and PRSUs, each as described herein, that have been, or may be, issued pursuant to the terms of the Merger Agreement described herein, which will convert into Embark Technology Restricted Stock Units, or PRSUs, as applicable, each representing the right to receive one share of Embark Technology Class A Common Stock upon satisfaction of vesting conditions in accordance with the terms of the Merger Agreement and (C) related to certain early exercised stock options that remain subject to vesting conditions and (ii) an exchange ratio of 2.99 shares of Embark Technology Class A Common Stock for each share of Embark common stock. Of the total shares being registered, 425,000,000 represent the Aggregate Merger Consideration as described herein, which includes all Embark Technology Common Stock to be issued in connection with the Merger and shares underlying all vested Embark Awards. In addition to the 425,000,000 shares, shares underlying additional unvested Embark Awards are being registered herein.

(3)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of NGA Common Stock (to be renamed Embark Technology, Inc.) on the New York Stock Exchange ($9.93 per share of NGA Common Stock) on June 29, 2021 (such date being within five business days of the date this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(4)
Based on the maximum number of shares of Embark Technology Class B Common Stock expected to be issued in connection with the Merger.

(5)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, estimated based on the average of the high and low prices of NGA Common Stock (to be renamed Embark Technology, Inc.) on the New York Stock Exchange ($9.93 per share of NGA Common Stock) on June 29, 2021 (such date being within five business days of the date this registration statement was first filed with the SEC). For purposes of calculating the registration fee, shares of Embark Technology Class B Common Stock are treated as having the same value as shares of Embark Technology Class A Common Stock because each share of Embark Technology Class B Common Stock is convertible into shares of Embark Technology Class A Common Stock under certain circumstances that are more fully described in this proxy statement/prospectus.

(6)
Represents shares of Embark Technology Class A Common Stock issuable upon conversion (on a one-for-one basis) of shares of Embark Technology Class B Common Stock to be issued as part of the merger consideration.

(7)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Northern Genesis Acquisition Corp. II is filing this Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-257647) solely to file Exhibits 4.5, 4.6, 10.16 and 10.17. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. No changes are being made to the preliminary prospectus or Items 20 or 22 of Part II to the Registration Statement. Accordingly, the preliminary prospectus has been omitted from this filing.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, the Embark Technology Charter limits the liability of Embark Technology’s directors to the fullest extent permitted by the DGCL, and the Embark Technology Bylaws will indemnify them to the fullest extent permitted by such law. NGA has entered into and expects to continue to enter into agreements to indemnify Embark Technology’s directors, executive officers and other employees as determined by Embark Technology’s board of directors. Under the terms of such indemnification agreements, NGA is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was NGA’s director or officer or was serving at NGA’s request in an official capacity for another entity. NGA must indemnify its officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require NGA, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by NGA. Any claims for indemnification by NGA’s directors and officers may reduce NGA’s available funds to satisfy successful third-party claims against NGA and may reduce the amount of money available to NGA.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit Number	Description
2.1**+	Agreement and Plan of Merger, dated as of June 22, 2021, by and among Northern Genesis Acquisition Corp. II, NGAB Merger Sub Inc., and Embark Trucks Inc. (included as Annex A to the proxy statement/prospectus).
3.1**	Amended and Restated Certificate of Incorporation of Northern Genesis Acquisition Corp. II
(incorporated by reference to the Current Report on Form 8-K of Northern Genesis
Acquisition Corp. II filed on January 19, 2021).
3.2**	Bylaws of Northern Genesis Acquisition Corp. II (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-251639) of Northern Genesis Acquisition Corp. II filed on January 4, 2021).
3.3**	Form of Certificate of Incorporation of Embark Technology, Inc., to become effective upon Business Combination (included as Annex C to the proxy statement/ prospectus).
3.4**	Form of Bylaws of Embark Technology, Inc., to become effective upon Business Combination (included as Annex D to the proxy statement/prospectus).
4.1**	Specimen Unit Certificate of Northern Genesis Acquisition Corp. II (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-251639) of Northern Genesis Acquisition Corp. II filed on January 4, 2021).
4.2**	Specimen Class A Common Stock Certificate of Northern Genesis Acquisition Corp. II (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-251639) of Northern Genesis Acquisition Corp. II filed on January 4, 2021).
4.3**	Specimen Warrant Certificate of Northern Genesis Acquisition Corp. II (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-251639) of Northern Genesis Acquisition Corp. II filed on January 4, 2021).
4.4**	Warrant Agreement, dated January 12, 2021, between Northern Genesis Acquisition Corp. II and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on
January 19, 2021).
4.5	Specimen Warrant Certificate of Embark Technology, Inc.
4.6	Specimen Common Stock Certificate of Embark Technology, Inc.
5.1**	Opinion of Husch Blackwell LLP.
8.1**	Opinion of Husch Blackwell LLP.

Exhibit Number	Description
10.1**	Sponsor Support Agreement, dated June 22, 2021, by and among Northern Genesis Sponsor II
LLC, Northern Genesis Acquisition Corp. II, each officer and director of Northern Genesis
Acquisition Corp. II and Embark Trucks Inc. (included as Annex B to the proxy statement/
prospectus).
10.2**	Company Holders Support Agreement, dated June 22, 2021, by and among Northern Genesis Acquisition Corp. II, Embark Trucks Inc. and certain stockholders of Embark Trucks Inc. (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on June 23, 2021).
10.3**	Form of Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on June 23, 2021).
10.4**	Form of Registration Rights Agreement, by and among Embark Technology, Inc., Northern Genesis Sponsor II LLC, and certain former stockholders of Embark Trucks Inc.
10.5**	Form of Letter Agreement from Northern Genesis II LLC and Northern Genesis Acquisition Corp. II’s officers, directors and director nominees (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-251639) of Northern Genesis Acquisition Corp. II filed on January 4, 2021).
10.6**	Investment Management Trust Agreement, dated January 12, 2021, between Northern Genesis
Acquisition Corp. II and Continental Stock Transfer & Trust Company, as trustee
(incorporated by reference to the Current Report on Form 8-K of Northern Genesis
Acquisition Corp. II filed on January 19, 2021).
10.7**	Administrative Services Agreement, dated January 12, 2021, between Northern Genesis Acquisition Corp. II and Northern Genesis Sponsor II LLC (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on January 19, 2021).
10.8**	Private Placement Warrant Subscription Agreement, dated January 12, 2021, between Northern Genesis Acquisition Corp. II and Northern Genesis Sponsor II LLC (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on January 19, 2021).
10.9**	Form of Indemnification Agreement with Executive Officers and Directors of Northern
Genesis Acquisition Corp. II dated January 12, 2021 (incorporated by reference to the Current
Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on January 19, 2021).
10.10**	Amended and Restated Forward Purchase Agreement, dated April 21, 2021, between Northern
Genesis Acquisition Corp. II and Northern Genesis Capital LLC (incorporated by reference to the Current Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on April 27,
2021).
10.11**	Form of Forward Purchase Agreement, dated as of April 21, 2021, between Northern Genesis
Acquisition Corp. II and certain additional investors (incorporated by reference to the Current
Report on Form 8-K of Northern Genesis Acquisition Corp. II filed on April 27, 2021).
10.12**	Founder Shares Purchase Agreement, dated October 2, 2020, between Northern Genesis Acquisition Corp. II and Northern Genesis Sponsor II LLC (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-251639) of Northern Genesis Acquisition Corp. II filed on January 4, 2021).
10.13**	Form of Notice of Stock Option Grant and Embark Trucks Inc. 2016 Stock Option Agreement.
10.14**	Form of Notice of Restricted Stock Unit Grant Award and Embark Trucks Inc. 2016 Stock Plan.

Exhibit Number	Description
10.15**	Embark Trucks Inc. Amended and Restated 2016 Stock Plan.
10.16	Form of Embark Technology, Inc. 2021 Incentive Award Plan (included as Annex E to the proxy statement/prospectus).
10.17	Form of Embark Technology, Inc. 2021 Employee Stock Purchase Plan (included as Annex F to the proxy statement/prospectus).
10.18**	Offer Letter Agreement, dated as of May 9, 2018, by and between Embark Trucks Inc. and Alex Rodrigues.
10.19**	Offer Letter Agreement, dated as of May 9, 2018, by and between Embark Trucks Inc. and Brandon Moak.
10.20**	Offer Letter Agreement, dated as of May 9, 2018, by and between Embark Trucks Inc. and Mike Reid.
23.1**	Consent of Marcum LLP.
23.2**	Consent of Deloitte & Touche LLP.
23.3**	Consent of Husch Blackwell LLP (included as part of Exhibits 5.1 and 8.1).
24.1**	Power of Attorney (included on the signature page of this Registration Statement).
99.1**	Form of Proxy Card for the Registrant’s Special Meeting.
99.2**	Consent of Alex Rodrigues to be named as a director.
99.3**	Consent of Brandon Moak to be named as a director.
99.4**	Consent of Elaine Chao to be named as a director.
99.5**	Consent of Pat Grady to be named as a director.
99.6**	Consent of Patricia Chiodo to be named as a director.

**
Previously Filed.

+
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)
That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request,

and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(10)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(11)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on October 13, 2021.
NORTHERN GENESIS ACQUISITION CORP. II
By:
/s/ Ian Robertson

Name: Ian Robertson
Title: Chief Executive Officer
POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Ian Robertson Ian Robertson	Chief Executive Officer and Director (Principal Executive Officer)	October 13, 2021
/s/ Ken Manget Ken Manget	Chief Financial Officer (Principal Financial and Accounting Officer)	October 13, 2021
* Christopher Jarratt	Director and Chair	October 13, 2021
* Paul Dalglish	Director	October 13, 2021
* Robert Schaefer	Director	October 13, 2021
* Brad Sparkes	Director	October 13, 2021

*By:
/s/ Ian Roberston

Ian Robertson
Attorney-in-fact